Exhibit 10.13

PALL CORPORATION

EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN

Effective as of October 1, 2012

PALL CORPORATION EXECUTIVE DEFINED CONTRIBUTION RETIREMENT PLAN

     This document sets forth the Pall Corporation Executive Defined Contribution Retirement Plan (the “Plan”), as adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) on ___________.

SECTION 1
PURPOSE

     The purpose of this Plan is to provide certain executives approved for participation by the Compensation Committee with an employer provided benefit based on compensation earned each plan year with Pall Corporation. The Plan shall be effective commencing as of October 1, 2012 and shall continue in effect unless and until the Plan is terminated or discontinued in accordance with Section 8.

     The Plan is intended to constitute an unfunded plan of deferred compensation for “a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

SECTION 2
DEFINITIONS

     When used herein, the following terms shall have the following meanings:

     2.1. “Account” means the book-keeping account established for each Participant hereunder.

     2.2. “Administrative Committee” means the Administrative Committee appointed by the Compensation Committee to administer the Plan.

     2.3. “Affiliated Corporation” means a member of a controlled group of corporations of which the Company is a member. For purposes hereof, a “controlled group of corporations” means a controlled group of corporations as defined in section 1563(a) of the Internal Revenue Code, determined without regard to Section 1563(b)(2)(C).

     2.4. “Board” means the Board of Directors of the Company.

     2.5. “Cause” means a Participant’s (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or any Affiliated Corporation public disgrace or disrepute, or materially and adversely affects the Company’s or any of its Affiliated Corporation’s operations or financial performance or the relationship the Company or any Affiliated Corporation has with its customers, (ii) gross negligence or willful misconduct with respect to the Company or any Affiliated Corporation, including, without limitation fraud, embezzlement, theft or dishonesty in the course of his or her employment; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or any Affiliated Corporation (other than due to a Disability), which refusal, if curable, is not cured within 15 days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Company or any Affiliated Corporation, which breach, if curable, is not cured within 15 days after the delivery of written notice thereof; or (vi) breach of any obligation or duty to the Company or any Affiliated Corporation (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation, proprietary rights or other policies and procedures of the Company or any Affiliated Corporation. Notwithstanding the foregoing, if a Participant and the Company or any Affiliated Corporation have entered into an employment agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall in all instances have the meaning defined in that employment agreement or other agreement. Further, notwithstanding anything herein to the contrary, following a Change in Control, “Cause” shall be limited to the matters set forth in clause (i) and (ii) above.

     2.6. “Change in Control” means the occurrence of any of the following:

     (a) any “Person”, within the meaning of Section 13(d) or 14(d) under the Securities Exchange Act of 1934 (the “Exchange Act”), including any group (within the meaning of Section 13(d)(3) under the Exchange Act), becomes the “Beneficial Owner”, as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of 30% or more of the combined voting power of the Company’s outstanding shares, other than beneficial ownership by (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any subsidiary of the Company or (iii) any entity of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, a Change in Control shall not occur as the result of an acquisition of outstanding shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to 30% or more of the shares of the Company then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 30% or more of the shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of the Company, then a Change in Control shall be deemed to have occurred;

     (b) the Company shall consummate a merger or consolidation with another entity, or engage in a reorganization with or a statutory share exchange or an exchange offer for the Company’s outstanding voting stock of any class with another entity or acquire another entity by means of a statutory share exchange or an exchange offer, or engage in a similar transaction; provided that no Change in Control shall have occurred by reason of this paragraph unless either:

     i. the stockholders of the Company immediately prior to the consummation of the transaction would not, immediately after such consummation, as a result of their beneficial ownership of voting stock of the Company immediately prior to such consummation (I) be the Beneficial Owners, directly or indirectly, of securities of the resulting or acquiring entity entitled to elect a majority of the members of the Board or other governing body of the resulting or acquiring entity and (II) be Beneficial Owners of the resulting or acquiring entity in substantially the same proportion as their beneficial ownership of the voting stock of the Company immediately prior to such transaction; or

     ii. those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity.

     (c) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person (as defined in paragraph (a) above) other than an Affiliated Corporation; or

     (d) the number of duly elected and qualified directors of the Company who were not either elected by the Board or nominated by the Board or its Nominating/Governance Committee for election by the shareholders shall constitute a majority of the total number of directors of the Company as fixed by its by-laws;

     provided, however, that no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in Section 4.4 hereof shall exist, to the extent that the Board so determines by resolution adopted and not rescinded prior to the Change in Control.

     2.7. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     2.8. “Company” means Pall Corporation, a New York corporation.

     2.9. “Compensation” means, for any Plan Year, the total of all salary and executive bonus payments under the Executive Incentive Bonus or Executive Bonus plans (or successors thereto) (a) paid during such Plan Year to the Member from all Affiliated Corporations plus (b) amounts which would have been payable for such Plan Year to the Member from Affiliated Corporations but for the Member’s election to contribute such amounts to any employee benefit plan or program (including but not limited to the Pall Corporation 401(k) Plan, any “cafeteria plan”, the Pall Corporation Management Stock Purchase Plan and the Pall Corporation Employee Stock Purchase Plan) pursuant to a salary reduction or deduction agreement. The term “Compensation” does not include any ad hoc special bonuses, sign-on bonuses or spot awards, fringe benefits such as, but not limited to the provision of an automobile or cash in lieu thereof, stock options, stock appreciation rights, initial award or matching restricted stock units under the Pall Corporation Management Stock Purchase Plan, or other employer contributions by the Company or any Affiliated Corporation to any employee retirement or benefit plans or programs, including but not limited to the Pall Corporation 401(k) Plan.

In the event a Participant is approved for membership in the Plan during a Plan Year, only Compensation paid on and after the first day of the month coincident with or next following the date that the individual’s participation commences shall be recognized for purposes of benefits under this Plan.

Notwithstanding anything contained in the Plan to the contrary, in the event that a Participant incurs a Termination of Service during a Plan Year or a Participant’s participation in the Plan is suspended or terminated by the Compensation Committee during a Plan Year, his or her Compensation shall not include any amounts paid after the last day of the month in which such Termination of Service, suspension or termination occurs.

     2.10. “Disabled” or “Disability” means that the Participant is, by reason of physical or mental disability, incapable of performing the Participant’s principal duties for an aggregate of 130 working days out of any period of twelve consecutive months.

     2.11. “Employer” means the Company and/or any Affiliated Corporation.

     2.12. “Involuntary Termination” means the involuntary discharge of a Participant’s employment (other than for Cause, death or Disability) upon or following a Change in Control such that he or she is no longer in the employ of the Company or any Affiliated Corporation (or any successor of the Company or any Affiliated Corporation). A Participant’s termination of employment shall be deemed to be due to involuntary discharge if he or she resigns from employment for “Good Reason”. A Participant may resign for “Good Reason” due to any one or more of the following events, unless the Participant has consented to such action in writing:

     (i) a material diminution of the responsibilities, position and/or title of the Participant compared with the responsibilities, position and title, respectively, of the Participant prior to the Change in Control;

     (ii) a relocation of the Participant’s principal business location to an area outside a 25 mile radius of its location preceding the Change in Control; or

     (iii) a reduction in the Participant’s base salary or bonus opportunities compared with the Participant’s base salary or bonus opportunities prior to the Change in Control;

     provided, however, that (i) Good Reason shall not be deemed to exist unless written notice of termination on account thereof is given by the Participant to the Employer no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Employer shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Employer does so, such event or condition shall not constitute Good Reason hereunder. The Participant’s right to resign from employment for a Good Reason event or condition shall be waived if the Participant fails to resign within sixty (60) days following the last day of the Employer’s cure period. Notwithstanding the foregoing, if a Participant and the Employer have entered into an employment agreement or other similar agreement that specifically defines “Good Reason,” then with respect to such Participant, “Good Reason” shall have the meaning defined in that employment agreement or other agreement.

     2.13. “Notional Investment” means any fund or portfolio maintained by any open-end investment company registered under the Investment Company Act of 1940 and offered by the Company as an option to Participants to index notional earnings in a Participant’s Account.

     2.14. “Participant” means each employee of the Employer who is approved by the Compensation Committee for membership in the Plan. The Compensation Committee may at any time, in its sole discretion, suspend or terminate an individual’s participation in the Plan.

     2.15. “Plan” means the Pall Corporation Executive Defined Contribution Retirement Plan, as set forth herein and as amended from time to time.

     2.16. “Plan Year” means each calendar year, provided that the first Plan Year shall commence on October 1, 2012 and end on December 31, 2012. Thereafter, commencing with the Plan Year beginning January 1, 2013, Plan Years shall commence on each January 1.

     2.17. “Section 409A” means Section 409A of the Code, and the regulations promulgated thereunder, and any successor legislation or regulations.

     2.18. “Termination of Service” means the cessation of a Participant’s employment with the Employer irrespective of the reason therefor and irrespective of whether initiated by the Employer, the Participant or otherwise; provided that for Participants subject to taxation in the United States, a Termination of Service shall not occur unless the Participant has incurred a “separation from service,” as defined in Section 409A.

     2.19. “Valuation Date” means each business day that the New York Stock Exchange is open for business.

SECTION 3
PLAN BENEFIT

     3.1. The Benefit. As of the last day of each Plan Year, each Participant’s Account shall be credited with an amount equal to ten percent (10%) of the Participant’s Compensation for such Plan Year. The Compensation Committee may, in its sole discretion, alter the percentage contribution noted immediately above with respect to any Participant, or the Compensation to be considered for any Participant, for any Plan Year.

SECTION 4
ACCOUNTS, EARNINGS AND VESTING

     4.1. Accounts. The Administrative Committee shall establish and maintain, or cause to be established and maintained, a separate memorandum Account on the books and records of the Company, for each Participant. A Participant’s Account shall be adjusted from time to time to reflect the amounts to be credited to such Account under Section 3.1, the amounts to be credited or charged to such Account under Section 4.2, and amounts distributed to the Participant or his or her Beneficiary under Section 5.1.

     4.2. Investment of Accounts. Each Participant’s Account shall be credited or charged with notional earnings based upon the performance of the Notional Investments that the Participant shall from time to time elect in the manner provided by the Committee. If a Participant fails to make such election with regard to the Participant’s Account, the Participant shall be deemed to have elected to base the notional earnings for such Account upon the default Notional Investments selected by the Compensation Committee. Until distributed, each Participant’s Account shall be credited as of each Valuation Date (or such other period as is established by the Administrative Committee) with notional earnings or losses based upon the investment performance of the Notional Investments in which the Participant’s Account is deemed invested.

     4.3. Vesting. A Participant shall be 100% vested in his or her Account on the earlier of the date on which he or she (i) has been employed by the Company or an Affiliated Corporation for a period of five (5) years, (ii) has a Termination of Service due to death or Disability, or (iii) has an Involuntary Termination within twenty-four months following a Change in Control.

     Notwithstanding any other provision herein to the contrary, if a Participant does not have a 100% vested interest in his or her Account at the time of the Participant’s Termination of Service (and does not acquire a 100% vested interest in his or her Account by reason of the circumstances of his or her Termination of Service), the nonvested portion of the Participant’s Account shall be forfeited, and shall not be distributed to the Participant pursuant to Section 5.

     In addition, notwithstanding any other provision herein to the contrary, a Participant’s Account shall be forfeited (regardless of whether it has vested) in the event that the Participant’s employment with the Employer is terminated for Cause.

SECTION 5
PLAN DISTRIBUTIONS

     5.1. Distributions. A Participant’s Account balance shall become distributable to the Participant or his or her Beneficiary, as the case may be, upon the Participant’s Termination of Service, for any reason. Distribution shall be made in accordance with the following rules:

     (a) Timing of Distribution. Distribution with respect to a Participant’s Account balance shall be made in accordance with the following provisions:

     (i) Except as otherwise required pursuant to (ii) below, distribution with respect to a Participant’s Account balance shall be made within 30 days after the date of the Participant’s Termination of Service.

     (ii) In the case of any Participant (x) who immediately prior to his or her Termination of Service was a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code, and (y) whose Termination of Service occurs for any reason other than death, distribution with respect to such Participant’s Account balance shall be made (A) within 10 days following the six month anniversary of the date on which the Participant’s Termination of Service occurs (the Participant’s “Delayed Distribution Date”), or (B) if the Participant dies before his or her Delayed Distribution Date, upon death into a constructive trust for the benefit of the Participant’s Beneficiary, spouse, or estate, as applicable, and distributed to such Beneficiary, spouse, or estate by no later than seven business days after the Company receives written notice of the Participant’s death.

     (b) Form and Amount of Distributions. All distributions hereunder shall be made in the form of a single lump-sum payment, in an amount equal to the Participant’s vested percentage of the balance of his or her Account as of the Valuation Date immediately preceding the date as of which the distribution is to be made.

     (c) Participant’s Death. If the Participant Termination of Service occurs by reason of his or her death, or if the Participant dies following his or her Termination Service but prior to the distribution of his or her Account, the Participant’s Account shall be distributed to the Participant’s Beneficiary. The Participant’s “Beneficiary” shall be the person(s) designated by the Participant to receive any amount distributable hereunder by reason of his or her death, as indicated in the last written designation of a Beneficiary filed by such Participant with the Administrative Committee prior to such Participant’s death. If a Participant has failed to designate a Beneficiary, or if no Beneficiary designated by the Participant survives to receive any amount distributable hereunder upon the Participant’s death, the following will be deemed to be such Participant’s Beneficiary with priority in the order named: (1) his or her spouse; and (2) his or her estate.

SECTION 6
SOURCE OF PAYMENT

     All payments to be made hereunder shall be paid from the general assets of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure such payments.

     Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create or be construed to create a trust of any kind, or as creating in any Participant or Beneficiary any right, title or beneficial ownership interest in or to any assets of the Company. The Plan constitutes a mere promise by the Company to make benefit payments in the future. It is the intention of the Company that the Plan be treated as unfunded for Federal income tax purposes and for purposes of Title I of ERISA. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

     Notwithstanding the foregoing, the Company may establish a bookkeeping reserve to reflect its obligations hereunder, or may establish a “grantor” trust, within the meaning of sections 671 through 679 of the Code, to assist it in making the payments provided for hereunder; provided, however, that any bookkeeping reserve, and the assets of any trust, so established shall not be deemed to constitute assets of this Plan, and the assets of any trust so established shall at all times prior to payment to Participants or their beneficiaries remain a part of the general assets of the Company and subject to the claims of the Company’s general creditors.

SECTION 7
ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Administrative Committee which shall consist of not less than three persons appointed by the Compensation Committee who shall serve at the pleasure of the Compensation Committee. Any vacancy in the Administrative Committee arising by death, resignation or otherwise shall be filled by the Compensation Committee. The Administrative Committee shall have full power and authority to interpret and construe the Plan, to make all determinations considered necessary or advisable for the administration of the Plan and the calculation of the amounts creditable and payable thereunder, and to review claims for benefits under the Plan. The Administrative Committee’s interpretations and constructions of the Plan and its decisions or actions thereunder shall be binding and conclusive on all persons for all purposes.

     The Administrative Committee shall hold such meetings upon such notice at such place or places and at such times as it may from time to time deem appropriate. The Administrative Committee may act by a majority of its members in office from time to time. The action of such majority may be taken at a meeting of the Administrative Committee or pursuant to written consent of such majority without a meeting. It shall elect from time to time one of its own members to act as Chairman and a different person, who may but need not be a member of the Administrative Committee, to act as Secretary. It may authorize any one or more of its members to execute and deliver any documents on behalf of the Administrative Committee.

     No member of the Administrative Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Administrative Committee nor for any mistake of judgment made in good faith, and the Company shall to the maximum extent permitted under applicable law, indemnify each member of the Administrative Committee from and against any and all claims, actions, demands, losses, damages, expenses and liabilities arising from any act or omission of the member in connection with the performance of his or her duties hereunder and for which the member is not reimbursed or otherwise made whole under any contract or contracts of insurance maintained by the Company for the purpose of indemnifying the member from and against any and all such claims, actions, demands, losses, damages, expenses and liabilities which may arise therefrom, unless arising out of such person’s own fraud or bad faith. Such indemnification shall include attorneys’ fees and all other costs and expenses reasonably incurred by the member in defense of any claim or action brought or asserted against him arising from such act or omission.

     The expenses of administering the Plan shall be paid by the Corporation. The members of the Administrative Committee shall serve without compensation for their services as such, but shall be reimbursed by the Corporation for any expenses they may individually or collectively incur in the performance of their duties hereunder.

SECTION 8
AMENDMENT AND TERMINATION

     The Plan may be amended, suspended or terminated, in whole or in part, by the Board or the Compensation Committee without the consent of any Participant or any other person or advance notice to any Participant or any other person. The Administrative Committee may adopt any amendment that may be necessary or appropriate to facilitate the administration, management and interpretation of the Plan or to conform the Plan thereto, provided any such amendment does not have a material effect on the currently estimated cost to the Company of maintaining the Plan. No such amendment, suspension or termination shall retroactively impair or otherwise adversely affect the rights of any Participant or other person to benefits under the Plan that have accrued prior to the date of such action, as determined by the Compensation Committee or the Board, as applicable, in its sole discretion.

SECTION 9
GENERAL PROVISIONS

     The following additional provisions shall be applicable with respect to the Plan.

     9.1. Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and Participants, beneficiaries, and their estates. The Plan shall also be binding upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company, but nothing in the Plan shall preclude the Company from merging or consolidating into or with, or transferring all or substantially all of its assets to, another corporation or organization that assumes the Plan and all obligations of the Company hereunder. The Company agrees that it will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan that it may enter into to effect any merger, consolidation, reorganization or transfer of assets.

Upon such a merger, consolidation, reorganization or transfer of assets and assumption, the term “Company” shall refer to such other corporation or organization and the Plan shall continue in full force and effect.

     9.2. No Right to Continued Employment. Neither the Plan nor any action taken hereunder shall be construed as giving to any Participant the right to be retained in the employ of any Employer or as affecting the right of any Employer to dismiss any Participant.

     9.3. Claims Procedure. A Participant or beneficiary may claim any benefits under the Plan which such person believes is properly payable pursuant to the provisions of the Plan by filing an application therefor. Such claim shall be filed with the Administrative Committee on a form approved by it. The claim shall be approved or denied by the Committee within ninety (90) days after the claim was filed. If the Administrative Committee in its sole discretion determines that special circumstances exist which require an extension of time to process the claim, the Administrative Committee shall (i) give the claimant written notice, within ninety (90) days after the claim was filed, specifying the special circumstances and the expected date of a decision on the claim and (ii) approve or deny the claim within 180 days after the claim was filed.

     If the claim is denied in full or in part, the claimant shall be given written notice setting forth, in a manner calculated to be understood by the claimant, (i) the specific reason or reasons for such denial, (ii) specific reference to the pertinent provision or provisions of the Plan upon which such denial was based, (iii) a description of any additional information, documentation or other material necessary for the claimant to perfect his or her claim and an explanation of why such information, documentation or other material is necessary, and (iv) an explanation of the procedure for obtaining a review of the denial of the claim. The claimant or his or her duly authorized representative may request a review of the denial of the claim by filing with the secretary of the Administrative Committee a written request for review within, and only within, the period of sixty (60) days commencing with the date the denial of the claim was posted by registered or certified mail to the claimant. The claimant and his or her duly authorized representative shall be given a reasonable opportunity to review the documents of the Plan and to submit their written issues and comments to the Administrative Committee at any time prior to the expiration of the aforesaid 60-day period.

     Within the period of sixty (60) days of the date a request for review of a denial of claim is received by the Administrative Committee, the Administrative Committee shall consider the request and post its final decision to the claimant by registered or certified mail. In the event that the Administrative Committee in its sole discretion determines that a hearing is warranted, and a hearing is held before the Administrative Committee (at which hearing the claimant and his or her duly authorized representative shall be given a reasonable opportunity to present their views), or in the event that the Administrative Committee determines that the case otherwise presents special circumstances requiring an extension of time for processing the request for review, the Administrative Committee shall (i) give the claimant written notice of the extension within sixty (60) days after receiving the request for review and (ii) post its final decision to the claimant by registered or certified mail not later than 120 days after the date the request for review was received by the Administrative Committee. Such decision shall be written in a manner calculated to be understood by the claimant, and shall fully set forth the reason or reasons for the decision, with specific references to the pertinent provision or provisions of the Plan upon which the decision was based.

     9.4. Words and Headings. As used herein, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, wherever appropriate. The headings of Sections are inserted for convenience and reference only, and in the event of any conflict between the text of any provision of the Plan and the heading thereof, the text shall control.

     9.5. Payment of Taxes. The Company shall withhold from all amounts otherwise payable under the Plan all Federal, state, local or other taxes required pursuant to law to be withheld with respect to such payments. The Company shall not be required to pay any amount to the spouse or beneficiary of any deceased Participant pursuant to Section 5.1(c) until such spouse, beneficiary or the legal representatives of the deceased Participant shall have furnished the Administrative Committee with evidence satisfactory to the Company of the payment or the provision for the payment of any estate, transfer, inheritance or death taxes which may be payable with respect thereto.

     9.6. Incompetency. In the event that the Administrative Committee shall find that a Participant or beneficiary entitled to a benefit under the Plan is unable to care for his or her affairs because of illness or accident or because he or she is a minor, the Administrative Committee may direct that any benefit payment due him or her, unless claim shall have been made therefor by a duly appointed guardian, committee or other legal representative, be paid to a spouse, child, parent or other blood relative of such person or to anyone found by the Administrative Committee to have incurred expense for the support and maintenance of such person, and any such payment so made shall be a complete discharge of all liabilities of the Company therefor.

     9.7. Prohibition Against Alienation of Benefits. The rights or interests of any Participant under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors or beneficiary.

     9.8. Governing Law. The Plan shall be governed by the laws of the State of New York from time to time in effect.

     9.9. Section 409A. This Plan is intended to comply with the requirements of Section 409A. To the extent that any provision in this Plan is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no amount payable hereunder shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. Notwithstanding anything contained herein to the contrary, in no event shall the Company or any officer, director, employee or agent of the Company be liable to any Participant or Beneficiary for any tax or penalty imposed on such Participant or Beneficiary under Section 409A or otherwise. For purposes of Section 409A, each payment made under this Plan shall be treated as a separate payment. In no event may a Participant or Beneficiary, directly or indirectly, designate the calendar year of any payment.